INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
Golf and Sports Center of the Palm Beaches, Inc.

   I have audited the accompanying balance sheet of Golf and Sports Center of the Palm Beaches, Inc. as of December 31, 1995, and the related statements of loss, accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

   I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

   In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golf and Sports Center of the Palm Beaches, Inc. as of December 31, 1995, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


Charles W. Cairnes Jr. P.A.
Palm Beach Gardens, Florida

June 8, 1996

               GOLF AND SPORTS CENTER OF THE PALM BEACHES, INC.
                                BALANCE SHEET
                           AS OF DECEMBER 31, 1995

                                   ASSETS
CURRENT ASSETS:
 Cash .....................................................................   $   4,629
 Inventory ................................................................      10,761
 Prepaid insurance ........................................................       7,447
 Employee advances ........................................................       2,623
                                                                            -----------
   Total ..................................................................      25,460
UTILITY DEPOSITS ..........................................................       7,895
                                                                              $  33,355
                                                                            ===========
                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable trade ...................................................   $  36,512
 Taxes payable ............................................................       7,169
 Unearned income ..........................................................      33,908
                                                                            -----------
   Total ..................................................................      77,589
DUE TO W.A.G.N. Partners ..................................................      76,369
SHAREHOLDERS' EQUITY:
 Common stock, $1 par value, 1,000 shares authorized, 200 shares issued
 and  outstanding .........................................................         200
 Paid in capital in excess of par value ...................................       9,800
 Accumulated deficit ......................................................    (130,603)
                                                                            -----------
   Total shareholders' equity .............................................    (120,603)
                                                                            -----------
                                                                              $  33,355
                                                                            ===========

     Read the accountants' report and the Notes to Financial Statements.

               GOLF AND SPORTS CENTER OF THE PALM BEACHES, INC.
                  STATEMENT OF LOSS AND ACCUMULATED DEFICIT
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 Revenues ...............................  $ 862,871
Cost of Revenues .......................     154,694
                                         -----------
 Gross Profit ..........................     708,177
Operating Expenses .....................     711,291
                                         -----------
 Net loss ..............................      (3,114)
Accumulated Deficit -- January 1, 1995      (127,489)
Accumulated Deficit -- December 31,
 1995 ..................................   $(130,603)
                                         ===========

     Read the accountants' report and the Notes to Financial Statements.

               GOLF AND SPORTS CENTER OF THE PALM BEACHES, INC.
                           STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

 Cash Flows from Operating Activities
Net loss ....................................................................   $ (3,114)
Adjustments to reconcile net income to net cash used by operating activities:
 (Increase) decrease in:
  Inventory .................................................................      2,310
  Prepaid insurance .........................................................        838
  Employee advances .........................................................     (2,100)
 Increase (decrease) in:
  Accounts payable ..........................................................     (4,119)
  Taxes payable .............................................................      1,152
  Unearned income ...........................................................    (10,440)
  Due to W.A.G.N. ...........................................................     15,954
                                                                              ----------
Net cash used by operating activities .......................................        481
                                                                              ----------
Net Increase in Cash ........................................................        481
Cash -- Beginning of year ...................................................      4,148
                                                                              ----------
Cash -- End of year .........................................................   $  4,629
                                                                              ==========

     Read the accountants' report and the Notes to Financial Statements.

               GOLF AND SPORTS CENTER OF THE PALM BEACHES, INC.
                      NOTES TO THE FINANCIAL STATEMENTS
                As of and for the Year ended December 31, 1995

1. FORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Formation

   Golf & Sports Center of the Palm Beaches, Inc. (the "Company"), was formed on March 12, 1990 to lease an executive public golf course in West Palm Beach, Florida. The Company has entered into a lease with W.A.G.N. Partners to operate and manage the golf course.

 Basis of Accounting

   The Company's policy is to prepare its financial statements on the accrual basis of accounting; consequently, revenue is recognized when earned and expenses are recognized when the obligation is incurred. Golf membership income is recorded as income over the months in which it is earned.

 Inventories

   Inventories consist of merchandise for resale stated at the lower of cost or market. The cost is determined by the first-in, first-out (FIFO) method.

 Federal Income Taxes

   The Company has made an election to be treated as an S Corporation whereby profits and losses are passed directly to the shareholders for inclusion in their personal income tax returns. Accordingly, no provision for income taxes is made in these statements.

2. RELATED PARTY TRANSACTIONS

   A related partnership, W.A.G.N. Partners, has leased the golf course to the Company for a base rent of $277,000 per annum. There is a provision in the lease that if the lessee is unable to pay rent the lessor can defer the rent. The lessee has not been able to pay any rent as of December 31, 1995 and does not appear to be able to in the future so no rent expense has been accrued.

3. BUSINESS CONDITION

   The Company has experienced net losses and used cash in operating activities since 1990. Loans from W.A.G.N. Partners have provided the financial support necessary for the Company to satisfy its obligations through 1995. The partners have indicated that they do not intend to continue to provide financial support to fund the Company's 1996 projected cash flow deficiency.

   As of June 1, 1996 W.A.G.N. Partners has found a buyer and intends to liquidate. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amounts of liabilities that might be necessary should the Company be unable to continue as a going concern.

                GOLF & SPORTS CENTER OF THE PALM BEACHES, INC.
                                BALANCE SHEET
                                MARCH 31, 1996

                                  ASSETS
Current Assets
 Cash ....................................................................   $   6,380.25
 Inventory ...............................................................      10,194.10
 Due from WAGN ...........................................................      11,000.00
 Employee advances .......................................................       2,298.00
                                                                           --------------
    Total Current Assets .................................................      29,872.35
Other assets
 Utility deposits ........................................................       7,895.00
                                                                           --------------
    Total other assets ...................................................       7,895.00
                                                                           --------------
    Total assets .........................................................   $  37,767.35
                                                                           ==============
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
 Accounts payable ........................................................   $  29,586.43
 Sales tax payable .......................................................       4,919.78
 Federal payroll taxes ...................................................       1,350.64
 FUTA payable ............................................................         611.64
 SUTA payroll taxes ......................................................       4,128.58
 Unearned membership rev. ................................................      24,909.88
 Unearned bag storage rev. ...............................................         484.88
 Unredeemed gift certif ..................................................      20,413.08
 Due to WAGN .............................................................      75,314.41
                                                                           --------------
    Total curent liabilities .............................................     161,719.32
Shareholders' Equity .....................................................
 Common stock, $1.00 par value, 1,000 shares authorized, 200 shares issued
  and outstanding ........................................................         200.00
 Additional paid-in capital ..............................................       9,800.00
 Accumulated deficit .....................................................    (133,951.97)
                                                                           --------------
    Total shareholders' equity ...........................................    (123,951.97)
                                                                           --------------
    Total liabilities and shareholders' equity ...........................   $  37,767.35
                                                                           ==============

Read independent accountant's compilation report.

                GOLF & SPORTS CENTER OF THE PALM BEACHES, INC.
                           STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                 (UNAUDITED)

 Revenue ....................................  $220,867
Cost of Sales ..............................     35,665
                                             ----------
 Gross Profit ..............................    185,202
Operating Expenses .........................    154,921
Selling, General & Administrative Expenses        7,356
 Net Income ................................   $ 22,925
                                             ==========